Exhibit 99.1
FROM:
Newtek Business Services Corp.
http://www.thesba.com
Investor Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com
Public Relations
Contact: Simrita Singh
Telephone: (212) 356-9566 / ssingh@thesba.com

Newtek Business Services Corp. Reaffirms Third Quarter Dividend of $0.50 Per Share

Company Issues Upward Revision of its Dividend Forecast for the Full Year of 2015

NEW YORK, October 15, 2015 - Newtek Business Services Corp. (“Newtek” or the “Company”) (NASDAQ: NEWT), an internally managed business development company (“BDC”), today announced that it has reaffirmed its third quarter dividend(1) of $0.50 per share (based on approximately 12.6 million shares of Newtek common stock currently outstanding, which includes the recently closed 2.3 million share equity offering). This dividend is payable on November 3, 2015 to all shareholders of record as of October 22, 2015, including those shareholders of record who purchased Newtek common stock in the recent equity offering.
In addition, the Company increased its forecast for its annual dividend for 2015, and currently expects to pay approximately $20.9 million, or $1.82 per share (based on the current outstanding share count of 12.6 million shares). This represents an approximate $2.3 million increase in the anticipated full year 2015 dividend payments compared to the previously issued full year 2015 dividend forecast of $18.6 million, or $1.82 per share (based on the 10.3 million shares outstanding at time of forecast). The Company anticipates an increase in its adjusted net investment income for 2015 from which the full year 2015 dividend is expected to be paid.
The aforementioned forecasts do not include the shares that will be issued in connection with the special dividend payable on December 31, 2015.
The additional third quarter dividend and updated guidance are attributed to the Company’s revised forecasts taking into account, among other things, the impact of the closing of the Company’s offering of 2.3 million shares of Company common stock.
The Company’s board of directors expects to maintain a dividend policy with the objective of distributing quarterly distributions in an amount that approximates at least 90% to 98% of the Company’s annual taxable income.
The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year.

(1) The dividend will be paid in cash or shares of the Company's Common Stock through participation in the Company's dividend reinvestment program, at the election of shareholders.

About Newtek Business Services Corp.

Newtek Business Services Corp., The Small Business Authority®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 States to help them grow their sales, control their expenses and reduce their risk.

Newtek’s products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll.
The Small Business Authority® is a registered trade mark of Newtek Business Services Corp., and neither are a part of or endorsed by the U.S. Small Business Administration.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “continuing”, “potentially”, “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/.

For more information, please visit the following websites:
www.thesba.com

Contacts:

Newtek Business Services Corp.
Barry Sloane
Chairman and CEO
212-356-9500
bsloane@thesba.com

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